Corindus Vascular Robotics, Inc. 10-Q

EXHIBIT 10.3

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is entered into on October 10, 2016 by and between Corindus Vascular Robotics, Inc., a Delaware corporation with its principal office in Waltham, Massachusetts (the “Company”), and Jeff Lemaster (the “Executive”). Any reference herein to “Corindus” shall mean Corindus, Inc., a wholly-owned subsidiary of the Company.

WHEREAS, subject to the terms and conditions set forth herein, the Company desires to employ the Executive as its Chief Commercial Officer, and the Executive wishes to enter into such employment on the basis set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, and upon the other terms and conditions hereinafter provided, the parties hereby agree as follows:

1.       Period of Employment. The Company hereby agrees to employ the Executive, and the Executive hereby accepts employment with the Company upon the terms set forth in this Agreement, on an at will basis for the period commencing on October 10, 2016 (the ”Commencement Date”) and ending on the date the Executive’s employment is terminated pursuant to the terms of this Agreement (with such period being referred to herein as the ”Employment Period”). The Executive’s employment with the Company is voluntary and he is free to resign at any time, subject to the provisions of this Agreement. Further, the Company will be free to terminate the Executive’s employment at any time, with or without cause and without further obligation or liability, subject to the provisions of this Agreement.

2.       Title; Capacity.

2.1       The Executive shall serve as Chief Commercial Officer of the Company and as the Chief Executive Officer shall determine from time to time, including but not limited to as an officer of any subsidiary or affiliate of the Company, including Corindus. The Executive’s job duties are set forth in the Chief Commercial Officer Job Description attached hereto as Exhibit A, and such other duties as are assigned to the Executive by the Chief Executive Officer as are consistent with his position as Chief Commercial Officer. The Executive shall generally perform his duties from his home office, located at [       ]; provided that, the Executive understands and agrees that he will be required to travel to and from the Company’s headquarters in Waltham, Massachusetts or such other place or places as are necessary to satisfactorily perform his job duties. The Executive shall be subject to the supervision of, and shall have such authority as is delegated to the Executive by the Chief Executive Officer.

2.2       The Executive hereby accepts such employment and agrees to undertake the duties and responsibilities inherent in such position (including but not limited to those set forth in the charter or bylaws of the Company and on Exhibit A) and such other duties and responsibilities as the Chief Executive Officer shall from time to time reasonably assign to the Executive. The Executive agrees to abide by the rules, regulations, instructions, personnel practices and policies of the Company and any changes therein which may be adopted from time to time by the Company. The compensation and benefits specified under this Agreement shall constitute the sole remuneration for the duties and responsibilities described in this Section 2.

3.       Compensation and Benefits.

3.1       Base Salary. The Company or Corindus shall pay the Executive, in periodic installments in accordance with the Company’s customary payroll practices, an annual base salary of $300,000 subject to annual review for adjustment as determined by the Board, it being understood that such review may be conducted by the compensation committee designated by the Board (the “Committee”). The parties agree that the compensation hereunder was set in advance of the Commencement Date, is fair market value for the Services, is consistent with arms-length bargaining and is unrelated to the volume or value of other business between the parties.

3.2       Annual Bonus. The Executive will be eligible for a bonus payment of up to 25% (or such higher percentage set by the Board) of his annual salary for the year immediately preceding payment of such bonus based on achievement of performance objectives (as reasonably determined by the Board) contained in an annual plan approved by the Board. Any bonus award will be paid on or before March 15 of the fiscal year following the fiscal year in which the bonus is earned, and conditioned upon the Executive’s employment with the Company at the end of the immediately preceding fiscal year. For the 2016 fiscal year, the Executive will not be eligible for a bonus.

3.3       Commission. The Executive will also be eligible to participate in the Corindus variable compensation plan, with an annual target of $150,000 based on 100% completion of the goals and objectives established by Corindus. Corindus will guarantee variable income at 70% ($105,000) to target for the first months (12) months of the Executive’s employment to be paid in equal installments in the next pay cycle following the end of the month and contingent upon completion of quarterly MBOs (Management By Objectives) which will be mutually defined and agreed upon by the Executive and the Chief Executive Officer.

3.4       Stock Option. The Company will grant the Executive effective on the Commencement Date a non-qualified stock option for the purchase of an aggregate of 550,000 shares of Common Stock of the Company pursuant to the terms of the Corindus Vascular Robotics, Inc. 2014 Stock Award Plan (the ”Stock Plan”) and the Company’s standard form of non-qualified stock option agreement with a strike price equal to the closing stock price on the date of grant (the “Option”). Subject to the Executive’s continued employment, the Option shall vest over a period of four (4) years, with the first 25% of the Option vesting on the one (1) year anniversary of the Commencement Date and the remaining 75% vesting ratably monthly over the following three (3) years.

3.5       Fringe Benefits; Vacation. The Executive shall be entitled to participate in all fringe benefit programs that the Company established and makes available to its employees, if any, in accordance with such terms of such programs. The Executive shall be entitled to four (4) weeks paid vacation per year, to be taken at such times as may be approved by the Chief Executive Officer. Nothing contained herein shall be construed to limit the time the Company’s ability to amend, suspend, or terminate any fringe benefit program at any time without providing the Executive notice, and the right to do so expressly reserved.

3.6       Reimbursement of Expenses. The Company shall reimburse the Executive for all reasonable travel, lodging and other expenses incurred or paid by the Executive in connection with, or related to, the performance of his duties, responsibilities or services under this Agreement, in accordance with policies and procedures, and subject to limitations, adopted by the Company from time to time.

3.7       Withholding; Section 409A. All salary and other compensation payable to the Executive shall be subject to applicable withholding taxes. All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A of the Internal Revenue Code and the guidance issued thereunder (“Section 409A”) to the extent that such reimbursements or in-kind benefits are subject to Section 409A, including, where applicable, the requirements that (a) any reimbursement be for expenses incurred during Executive’s lifetime (or during a shorter period of time specified in this Agreement), (b) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (c) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred and (d) the right to reimbursement is not subject to set off or liquidation or exchange for any other benefit.

4.       Termination of Employment Period. The employment of the Executive by the Company pursuant to this Agreement shall terminate upon the occurrence of any of the following:

4.1       At the election of the Company, for Cause (as defined below), immediately upon written notice by the Company to the Executive. For the purposes of this Section 4.1 and this Agreement, “Cause” shall mean (a) the Executive has failed or refused to perform his assigned duties for the Company, (b) the Executive has engaged in dishonesty, breach of fiduciary duty, embezzlement, fraud, gross negligence, misconduct, a breach of the Company’s Code of Ethics, or a violation of the Sarbanes-Oxley requirements for officers of public companies, (c) the Executive’s commission of, conviction of, or plea of guilty or nolo contendere to, any crime involving moral turpitude or any felony, or (d) a material breach by the Executive of this Agreement.

4.2       Upon the death or disability of the Executive. As used in this Agreement, the term “disability” shall mean the inability of the Executive, due to a physical or mental disability, for a period of ninety (90) days, whether or not consecutive, during any 360-day period to perform the services contemplated under this Agreement, with or without reasonable accommodation as that term is defined under state or federal law. A determination of disability shall be made by a physician selected by the Company.

4.3       At the discretion of either party upon thirty (30) days’ written notice of termination. In the event of termination for any reason hereunder, the parties will not enter into a similar agreement on differing financial terms until at least one (1) calendar year following the Commencement Date.

5.       Effect of Termination. In the event that the Executive’s employment is terminated for any reason, by either the Company or the Executive, the Company shall provide the Executive with (a) all accrued but unpaid base salary through the date of employment termination, and (b) any unpaid or unreimbursed expenses incurred through the date of employment termination in accordance with Section 3.4 above (the “Accrued Obligations”). The Accrued Obligations shall be the sole amounts owing to the Executive upon termination of the Executive’s employment and Executive shall not be eligible for any other payments or other forms of compensation or benefits.

6.       Change In Control Stock Option Acceleration. Upon a Change in Control, one hundred percent (100%) of the Executive’s outstanding unvested Options will automatically vest upon a Change in Control, provided that the Executive is then employed with the Company. For purposes of this Agreement, a “Change in Control” shall mean a “Change in Control” as defined under the Stock Plan, as in effect on the Commencement Date.

7.       Non-Competition and Non-Solicitation.

7.1       Restricted Activities. While the Executive is employed by the Company and for a period of twelve (12) months after the termination or cessation of such employment for any reason, the Executive will not directly or indirectly:

(a)       Engage in any business or enterprise (whether as owner, partner, officer, director, employee, consultant, investor, lender or otherwise, except as the holder of not more than 1% of the outstanding stock of a publicly-held company) that is competitive with the Company’s Business, including but not limited to any business or enterprise that develops, manufactures, markets, licenses, sells or provides any product or service that competes with any product or service developed, manufactured, marketed, licensed, sold or provided, or planned to be developed, manufactured, marketed, licensed, sold or provided, by the Company while the Executive was employed by the Company; or

(b)       Either alone or in association with others (i) solicit, or permit any organization directly or indirectly controlled by the Executive to solicit, any employee of the Company to leave the employ of the Company, or (ii) solicit for employment, hire or engage as an independent contractor, or permit any organization directly or indirectly controlled by the Executive to solicit for employment, hire or engage as an independent contractor, any person who was employed by the Company during the last two (2) years of the Executive’s employment with the Company.

(c)       For purposes of this Section 7.1, “Company’s Business” shall mean the development, manufacture, marketing, licensing or sales of the products or services of the Company in the field of vascular robotics.

(d)       For purposes of Section 7 and Section 8, the term “Company” includes the Company’s subsidiaries, including Corindus.

7.2       Extension. If the Executive violates the provisions of Section 7.1, the Executive shall continue to be bound by the restrictions set forth in Section 7.1 until a period of twelve (12) months has expired without any violation of such provisions.

7.3       Interpretation. If any restriction set forth in Section 7.1 is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable.

7.4       Equitable Remedies. The restrictions contained in this Section 7 are necessary for the protection of the business and goodwill of the Company and are considered by the Executive to be reasonable for such purpose. The Executive agrees that any breach of this Section 7 is likely to cause the Company substantial and irrevocable damage which is difficult to measure. Therefore, in the event of any such breach or threatened breach, the Executive agrees that the Company, in addition to such other remedies which may be available, shall have the right to apply for an injunction from a court restraining such a breach or threatened breach and the right to specific performance of the provisions of this Section 7.

8.       Proprietary Information and Developments.

8.1       Proprietary Information.

(a)       The Executive agrees that all information, whether or not in writing, of a private, secret or confidential nature concerning the Company’s business, business relationships, technologies, products, product development and marketing strategies or financial affairs (collectively, “Proprietary Information”) is and shall be the exclusive property of the Company. By way of illustration, but not limitation, Proprietary Information may include inventions, products, processes, methods, trade secrets, formulas, compositions, compounds, projects, developments, plans, research data, clinical data, financial data, personnel data, computer programs, customer and supplier lists, and knowledge of customers or prospective customers of the Company. The Executive will not disclose any Proprietary Information to any person or entity other than employees of the Company or use the same for any purposes (other than in the performance of his duties as an employee of the Company) without written approval by an officer of the Company, either during or after his employment with the Company, unless and until such Proprietary Information has become public knowledge without fault by the Executive.

(b)       The Executive agrees that all files, letters, memoranda, reports, records, data, sketches, drawings, laboratory notebooks, program listings, or other written, photographic, or other tangible material containing Proprietary Information, whether created by the Executive or others, which shall come into his custody or possession, shall be and are the exclusive property of the Company to be used by the Executive only in the performance of his duties for the Company. All such materials or copies thereof and all tangible property of the Company in the custody or possession of the Executive shall be delivered to the Company, upon the earlier of (i) a request by the Company or (ii) termination of his employment. After such delivery, the Executive shall not retain any such materials or copies thereof or any such tangible property.

(c)       The Executive agrees that his obligation not to disclose or to use information and materials of the types set forth in paragraphs (a) and (b) above, and his obligation to return materials and tangible property, set forth in paragraph (b) above, also extends to such types of information, materials and tangible property of customers of the Company or suppliers to the Company or other third parties who may have disclosed or entrusted the same to the Company or to the Executive.

8.2       Developments.

(a)       The Executive will make full and prompt disclosure to the Company of all inventions, improvements, discoveries, methods, developments, software, and works of authorship, whether patentable or not, which are created, made, conceived or reduced to practice by him or under his direction or jointly with others during his employment by the Company, whether or not during normal working hours or on the premises of the Company (all of which are collectively referred to in this Agreement as “Developments”).

(b)       The Executive agrees to assign and does hereby assign to the Company (or any person or entity designated by the Company) all his right, title and interest in and to all Developments and all related patents, patent applications, copyrights and copyright applications. However, this paragraph (b) shall not apply to Developments which do not relate to the business or research and development conducted or planned to be conducted by the Company at the time such Development is created, made, conceived or reduced to practice and which are made and conceived by the Executive not during normal working hours, not on the Company’s premises and not using the Company’s tools, devices, equipment or Proprietary Information. The Executive understands that, to the extent this Agreement shall be construed in accordance with the laws of any state which precludes a requirement in an employee agreement to assign certain classes of inventions made by an employee, this paragraph (b) shall be interpreted not to apply to any invention which a court rules and/or the Company agrees falls within such classes. The Executive also hereby waives all claims to moral rights in any Developments.

(c)       The Executive agrees to cooperate fully with the Company, both during and after his employment with the Company, with respect to the procurement, maintenance and enforcement of copyrights, patents and other intellectual property rights (both in the United States and foreign countries) relating to Developments; provided that, after his employment with the Company, such cooperation shall be conditioned upon reimbursement by the Company of the Executive’s reasonable costs and expenses incurred in connection therewith. The Executive shall sign all papers, including, without limitation, copyright applications, patent applications, declarations, oaths, formal assignments, assignments of priority rights, and powers of attorney, which the Company may deem necessary or desirable in order to protect its rights and interests in any Development. The Executive further agrees that if the Company is unable, after reasonable effort, to secure the signature of the Executive on any such papers, any executive officer of the Company shall be entitled to execute any such papers as the agent and the attorney-in-fact of the Executive, and the Executive hereby irrevocably designates and appoints each executive officer of the Company as his agent and attorney-in-fact to execute any such papers on his behalf, and to take any and all actions as the Company may deem necessary or desirable in order to protect its rights and interests in any Development, under the conditions described in this sentence,

8.3       United States Government Obligations. The Executive acknowledges that the Company from time to time may have agreements with other parties or with the United States Government, or agencies thereof, which impose obligations or restrictions on the Company regarding inventions made during the course of work under such agreements or regarding the confidential nature of such work. The Executive agrees to be bound by all such obligations and restrictions which are made known to the Executive and to take all appropriate action necessary to discharge the obligations of the Company under such agreements.

8.4       Equitable Remedies. The restrictions contained in this Section 8 are necessary for the protection of the business and goodwill of the Company and are considered by the Executive to be reasonable for such purpose. The Executive agrees that any breach of this Section 8 may cause the Company substantial and irrevocable damage which is difficult to measure. Therefore, in the event of any such breach or threatened breach, the Executive agrees that the Company, in addition to such other remedies which may be available, shall have the right to apply for an injunction from a court restraining such a breach or threatened breach and the right to specific performance of the provisions of this Section 8.

9.       Miscellaneous.

9.1       Notices. Any notices delivered under this Agreement shall be deemed duly delivered four (4) business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or one business day after it is sent for next-business day delivery via a reputable nationwide overnight courier service, in each case to the address of the recipient set forth in the introductory paragraph hereto. Either party may change the address to which notices are to be delivered by giving notice of such change to the other party in the manner set forth in this Section 9.1.

9.2       Pronouns. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular forms of nouns and pronouns shall include the plural, and vice versa.

9.3       Entire Agreement. This Agreement contains the entire understanding between the parties and supersedes all prior agreements and understandings, whether written or oral, relating to the subject matter of this Agreement. No provision of this Agreement shall be interpreted to mean that Executive is subject to receiving fewer benefits than those available to him without reference to this Agreement.

9.4       Amendment. This Agreement may be amended or modified only by a written instrument executed by both the Company and the Executive.

9.5       Governing Law. This Agreement shall be governed by and construed in accordance with the laws of The Commonwealth of Massachusetts (without reference to the conflicts of laws provisions thereof). Any action, suit or other legal proceeding arising under or relating to any provision of this Agreement shall be commenced only in a court of The Commonwealth of Massachusetts (or, if appropriate, a federal court located within Massachusetts), and the Company and the Executive each consents to the jurisdiction of such a court.

9.6       Successors and Assigns; Third Party Beneficiaries. This Agreement shall be binding upon and inure to the benefit of both the Company and its successors and assigns, including any corporation with which, or into which, the Company may be merged or which may succeed to the Company’s assets or business; provided, however, that the obligations of the Executive are personal and shall not be assigned by him. Corindus and each of the Company’s other direct and indirect subsidiaries are designated as a third party beneficiary of this Agreement and shall be entitled to enforce the terms hereof as if it were a party hereto.

9.7       Section 409A. The parties agree that this Agreement shall be interpreted to comply with or be exempt from Section 409A, and all provisions of this Agreement shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A. Notwithstanding the immediately preceding sentence, in no event shall the Company, Corindus or any of their respective subsidiaries be liable for any additional tax, interest, or penalties that may be imposed on Executive as a result of Section 409A or any damages for failing to comply with Section 409A (other than for withholding obligations or other obligations applicable to employers under the Code).

9.8       Waivers. No delay or omission by the Company in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

9.9       Captions. The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.

9.10     Severability. In case any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

9.11     Survival. Anything in this Agreement to the contrary notwithstanding, to the extent applicable, Sections 5, 7, 8, 9.1, 9.2, 9.3, 9.4, 9.5, 9.6, 9.8, 9.9, 9.10, and 9.11 shall survive the termination of this Agreement for any reason.

9.12     Compliance with Laws. The Company and the Executive will at all times comply with all applicable state and federal laws, rules, regulations and standards of any and all governmental authorities and regulatory and accreditation bodies.

9.13     Employment Eligibility. The Immigration Reform and Control Act requires employers to verify the employment eligibility and identity of new employees. The Executive shall provide the Company with the appropriate documentation for verification prior to the Commencement Date.

[signature page immediately follows]

THE EXECUTIVE ACKNOWLEDGES THAT HE HAS READ THIS AGREEMENT CAREFULLY AND UNDERSTANDS AND AGREES TO ALL OF THE PROVISIONS IN THIS AGREEMENT.

IN WITNESS WHEREOF, the parties hereto have executed this agreement as of the day and year set forth above.

CORINDUS VASCULAR ROBOTICS, INC.

By:	/s/ Mark J. Toland
Mark Toland
President and Chief Executive Officer

EXECUTIVE

/s/ Jeff Lemaster
Jeff Lemaster

EXHIBIT A

CHIEF COMMERCIAL OFFICE JOB DESCRIPTION

Role and Responsibilities

Chief Commercial Officer Job Description

The Chief Commercial Officer is a key member of the Senior Executive team. This role will be responsible for Marketing and Sales and is responsible for driving profitable revenue growth and market adoption, working closely with the senior leadership team to devise and implement strategies to grow relationships with existing customers, as well as to penetrate and expand within new key customers.

Specific Duties

The Chief Commercial Officer’s duties shall include, but not be limited to:

•  Lead and execute revenue and commercial strategy for the organization, driving predictable and profitable revenue growth.

•  Develop and provide leadership for a high performing product management team to drive the execution of strategic marketing plans for meeting overall business objectives.

•  Participate in strategic planning to define the company’s strategy and execution plans.

•  Work closely with other functional heads to ensure alignment and delivery of all functional needs as it relates to the Sales, Marketing and other Commercial Functions.

•  Introduce and continuously improve best practice business processes related to sales operations – build all processes for managing, measuring and reporting sales force performance.

•  Recruit and develop world class commercial talent and build organizational capability through goal setting, coaching, performance management, and succession planning.

•  Active engagement in business development opportunities to include alliances, partnerships, and acquisitions.

Desired Qualifications:

•  Highly accomplished commercial leader with 15 years + management experience.

•  Minimum of 10 years experience in medical device with a focus on interventional cardiology.

•  Strategic and innovative thinker with proven ability to communicate a vision and drive results.

•  Demonstrated management, organizational and interpersonal skills.

•  Ability to solve problems and execute on initiatives.

•  Ability to work collaboratively internally and externally.

•  Self-assured and results oriented.